Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement (No. 333-205043) on Form S-8 of our report dated March 30, 2018, relating to the consolidated financial statements of Seven Stars Cloud Group, Inc. as of and for the years ended December 31, 2017 and 2016, to all references to our firm included in this Registration Statement.

/s/ BF Borgers CPA PC

Lakewood, Colorado

March 30, 2018